CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
SECOND QUARTER 2022 FINANCIAL RESULTS

Camden National Corporation Reports Net Income of $15.0 Million for the Second Quarter of 2022
and 9% Loan Growth for the First Half of 2022

CAMDEN, Maine, July 26, 2022/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.5 billion bank holding company headquartered in Camden, Maine, reported net income of $15.0 million and diluted earnings per share of ("EPS") of $1.02, decreases of 11% and 10%, respectively, compared to the first quarter of 2022. The decrease between periods was driven by higher provision for credit losses of $3.4 million as loans grew 5% and signs of a softening economy continued to take shape. Second quarter 2022 earnings before income tax and provision (non-GAAP) increased 6% over last quarter. The Company's return on average equity was 13.16% and return on average tangible equity (non-GAAP) was 16.83%, compared to 12.96% and 16.01%, respectively, for the first quarter of 2022.

“We are pleased to see an increase in pre-tax, pre-provision earnings in the second quarter over last quarter,” said Gregory A. Dufour, President and Chief Executive Officer. “We had another solid quarter of loan growth, seeing positive momentum across all of our loan channels. Loans grew 5% during the second quarter, putting loan growth at 9% for the first half of 2022. These results reflect the hard work and efforts across all of our teams.”

Dufour added, “We increased our allowance for credit losses in the second quarter, in part attributable to solid loan growth, but also based on our outlook for the economy. In addition to fortifying our balance sheet through increasing reserve levels, in the second quarter we transferred a portion of our available-for-sale investment portfolio to held-to-maturity to help mitigate the impact of the volatile interest rate environment on reported capital. We continue to closely monitor our markets given the level of volatility throughout the economy, and remain confident as we enter this period with strong asset quality and regulatory capital levels.”

In June, the Company announced a cash dividend of $0.40 per share, payable on July 29, 2022, to shareholders of record on July 15, 2022, representing an annualized dividend yield of 3.63%, based on the Company's closing share price of $44.05, as reported by NASDAQ as of June 30, 2022.

Through the first six months of 2022, the Company repurchased 161,556 shares of its common stock at an average price of $45.89 per share.

SECOND QUARTER 2022 HIGHLIGHTS

•Net income decreased by $1.8 million, or 11%, over the first quarter of 2022, primarily due to the increase in the provision for credit loss expense of $3.4 million. Earnings before income taxes, provision and Small Business Administration Paycheck Protection Program ("SBA PPP") loan income (non-GAAP) increased $2.0 million, or 11%, compared to the first quarter of 2022.
•Net interest margin decreased 3 basis points to 2.84%, compared to the first quarter of 2022, while adjusted net interest margin (non-GAAP) expanded 1 basis point to 2.85% over the same period.
•Loans grew $190.0 million, or 5%, during the second quarter of 2022.
•The Company transferred securities originally designated as available-for-sale ("AFS"), with a market value of $520.3 million and in an unrealized loss position of $72.1 million, to held-to-maturity ("HTM") to help preserve the Company’s capital position and limit the impact should interest rates continue to rise.
•The allowance for credit losses ("ACL") on loans to total loans ratio increased 2 basis points in the second quarter of 2022 to 0.92% of total loans at June 30, 2022 driven by strong loan growth and an elevated risk of a softening economy.
•Repurchased 148,470 shares of the Company's common stock at a weighted average price $45.83 during the second quarter of 2022.

FINANCIAL CONDITION

As of June 30, 2022, total assets were $5.5 billion, a decrease of $33.9 million, or 1%, since December 31, 2021. Over this period, cash balances decreased $144.2 million and investment balances decreased $170.6 million, or 11%. Cash and investment proceeds were largely used to fund loan growth of $292.8 million, or 9%, during the first half of 2022.

As of June 30, 2022, investments totaled $1.4 billion, or 25% of total assets, compared to $1.5 billion, or 28% of total assets as of December 31, 2021. The decrease in investment balances during the second quarter of 2022 was driven by: (1) the change in market value of the investment portfolio designated as AFS due to the continued increases in interest rates during the quarter and (2) redeployment of normal pay-downs within our investment portfolio to fund loan growth. Throughout the second quarter of 2022, the Federal Open Market Committee continued with its strategy to slow the economy in an effort to curb inflation by increasing the Federal Funds Interest Rate another 125 basis points to a range of 1.50% to 1.75% as of June 30, 2022, compared to a range of 0.00% to 0.25% as of December 31, 2021. The increase in interest rates drove bond prices lower and resulted in an unrealized loss on the Company's AFS investment portfolio of $76.5 million, or 9% of its book value, as of June 30, 2022, compared to an unrealized loss of $1.5 million, which was less than 1% of its book value, as of December 31, 2021. During the second quarter of 2022, the Company transferred AFS securities with a market value of $520.3 million to HTM to protect against further capital dilution should interest rates continue to rise. The unrealized losses on these securities at the time of transfer were $72.1 million.

As of June 30, 2022, the weighted-average life and duration of the AFS investment portfolio was 6.6 years and 5.8 years, respectively, and the weighted-average life and duration of the HTM investment portfolio was 8.1 years and 7.2 years, respectively. As of June 30, 2022, agency-issued mortgage-backed, collateralized mortgage obligations and debt securities comprised 90% of the book value of the investment portfolio.

As of June 30, 2022, loans totaled $3.7 billion, or 68% of total assets, an increase of 9% since December 31, 2021. Over this period, residential mortgage loan balances grew $210.8 million, or 16%, commercial loan balances grew $57.5 million, or 16%, commercial real estate loan balances grew $37.5 million, or 3%, and consumer and home equity loan balances grew $20.4 million or 9%.

Through the second quarter of 2022, the Company continued to hold the majority of its residential mortgage production within its loan portfolio. For the three and six months ended June 30, 2022, the Company held in portfolio 80% and 79% of its funded production, respectively. The Company anticipates the majority of its residential mortgage production will be held within its loan portfolio for the remainder of the year.

As of June 30, 2022, deposits totaled $4.5 billion, a decrease of $81.8 million, or 2%, since year end. The decrease over this period was driven by a decrease in brokered deposits of $125.1 million as the Company used alternative borrowing sources to manage its funding costs. Core deposits (non-GAAP) totaled $4.1 billion as of June 30, 2022, an increase of $56.5 million, or 1%, since year end, driven by checking account growth of $45.3 million, or 2%.

The Company's loan-to-deposit ratio was 82% at June 30, 2022, compared to 77% at March 31, 2022 and 74% at December 31, 2021.

The Company's deposit beta, which is calculated using core deposits and certificates of deposits, was 8.9% for the first half of 2022 and its overall funding beta was 10.6% over the same period.

As of June 30, 2022, total borrowings were $415.8 million, an increase of $159.9 million, or 62%, since year end. The increase is the result of the shift in alternative funding over this period from brokered deposits to more cost-effective overnight borrowings, as well as the need for additional funding to support strong loan growth during the first half of 2022.

As of June 30, 2022, the Company's regulatory capital ratios were each well in excess of regulatory capital requirements. Despite the Company's regulatory capital ratios remaining strong, a decrease in the market value of the AFS investment portfolio due to the increase in interest rates during the first half of 2022 caused decreases across the common equity ratio, tangible common equity ratio (non-GAAP), book value per share and tangible book value per share (non-GAAP) over this period. During the second quarter of 2022, the Company transferred certain securities from AFS to HTM to help preserve capital should interest rates continue to rise, and in doing so, $56.6 million of unrealized losses, net of tax, were isolated within capital and will amortize over the remaining life of the securities. The Company's non-regulatory capital ratios and book value as of the dates indicated were as follows:

•As of June 30, 2022, the Company's common equity ratio was 8.17% and its tangible common equity ratio (non-GAAP) was 6.51%, compared to 8.90% and 7.25% as of March 31, 2022, respectively, and 9.84% and 8.22% as of December 31, 2021, respectively.

•As of June 30, 2022, the Company's book value per share was $30.52 and its tangible book value per share (non-GAAP) was $23.92, compared to $32.72 and $26.16 as of March 31, 2022, respectively, and $36.72 and $30.15 as of December 31, 2021, respectively.

Under the 2022 share repurchase program, the Company repurchased 161,556 shares of its outstanding common stock through the first six months of 2022, which included the repurchase of 148,470 shares at an average price of $45.83 per share in the second quarter of 2022.

ASSET QUALITY

As of June 30, 2022, the Company's asset quality metrics remained very strong with non-performing assets of 0.11% of total assets and loans 30-89 days past due of 0.06% of total loans. In comparison, at March 31, 2022 and December 31, 2021, non-performing assets were 0.12% and 0.13%, respectively, of total assets, and loans 30-89 days past due for both March 31, 2022 and December 31, 2021 were 0.04% of total loans.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

At June 30, 2022, the ACL on loans was $34.2 million, or 0.92% of total loans, compared to $31.8 million, or 0.90% of total loans, as of March 31, 2022, and $33.3 million, or 0.97% of total loans, as of December 31, 2021. The increase in the ACL on loans of $2.5 million for the second quarter of 2022 was driven by: (1) a softening overall economy and increasing likelihood of a forecasted recession, and (2) 5% loan growth during this period, that offset (3) the release of $2.4 million of additional reserves provided for certain commercial real estate loans in response to COVID-19 modifications due to the heightened credit risk. The Company had established certain metrics that needed to be met prior to the release of these additional reserves, and during the second quarter of 2022, the second tranche of these loans met all required metrics and the associated additional reserves were released. As of June 30, 2022, there were $746,000 of additional reserves provided for certain commercial loans within the Company's ACL on loans that are subject to release upon certain metrics being met.

Overall, the global and national markets continue to be volatile and carry a high degree of uncertainty. These factors are currently forecasted using external data in the ACL model and subject our ACL estimate under CECL to a higher risk of fluctuation between periods based on actual and changes to forecasted macroeconomic factors.

FINANCIAL OPERATING RESULTS (Q2 2022 vs. Q1 2022)

Net income for the second quarter of 2022 was $15.0 million, a decrease of $1.8 million, or 11%, compared to the first quarter of 2022. The decrease between quarters was driven by higher provision for credit losses and lower SBA PPP loan income between quarters. Excluding income taxes, provision for credit losses and SBA PPP loan income, earnings for the second quarter of 2022 were $21.0 million (non-GAAP), an increase of $2.0 million, or 11%, compared to last quarter.

Net Interest Income and Net Interest Margin. Net interest income for the second quarter of 2022 was $36.5 million, an increase of $169,000 over the first quarter of 2022.
•Interest income for the second quarter of 2022 of $40.0 million was $1.2 million, or 3%, higher than the first quarter of 2022 driven by the increase in average loan balances of $148.2 million, or 4%. The yield on average interest-earning assets for the second quarter was 3.11%, an increase of 4 basis points over the first quarter of 2022. Adjusting for SBA PPP loans and excess liquidity, the yield on average-interest earning assets for the second quarter was 3.12% (non-GAAP), an increase of 8 basis points compared to the first quarter of 2022. This increase was offset by a decrease in SBA PPP income of $868,000 as SBA PPP loan forgiveness accelerated during the first quarter of 2022 and, as a result, SBA PPP loans decreased $3.8 million during the quarter. The increase in yield between quarters reflects the increase in interest rates through the first six months of 2022 and the shift in asset mix as cash and investment balances are deployed to fund higher yielding loan growth.
•Interest expense for the second quarter of 2022 of $3.5 million was $1.0 million, or 40%, higher than the first quarter of 2022 driven by higher funding costs as interest rates have risen during the first six months of 2022. Cost of deposits for the second quarter of 2022 were 0.21%, an increase of 6 basis points over last quarter, primarily the result of interest checking costs increasing 13 basis points between periods to 0.32% as indexed deposits reprice higher. Total borrowing costs also increased during this period, increasing 12 basis points between quarters to 0.97% for the second quarter of 2022.

Net interest margin for the second quarter of 2022 was 2.84%, a decrease of 3 basis points compared to the first quarter of 2022. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the second quarter of 2022 was 2.85%, an increase of 1 basis point compared to the first quarter of 2022.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q2 2022	Q1 2022	Increase / (Decrease)
Provision (credit) for credit losses - loans	$2,511	$(1,236)	$3,747
(Credit) provision for credit losses - off-balance sheet credit exposures	(166)	161	(327)
Provision (credit) for credit losses	$2,345	$(1,075)	$3,420

For the second quarter of 2022, a $2.5 million provision for credit losses was recorded as: (1) our forecasted economic outlook reflects new available information and the risk of a slowing economy becomes more likely, and (2) we experienced strong loan growth during the quarter of 5%. The impact of the updated economic forecast and strong loan growth was partially offset by the release of $2.4 million of additional reserves that were established on certain loans in response to COVID-19 modifications due to their heightened credit risk.

For the first quarter of 2022, a negative provision for credit losses on loans of $1.2 million was recorded as the Company released $1.9 million of additional reserves that were established on certain loans in response to COVID-19 modifications, which more than offset the provision expense that would have otherwise been required on 3% loan growth during the quarter.

Non-Interest Income. Non-interest income for the second quarter of 2022 was $11.1 million, an increase of $1.3 million, or 13%, over the first quarter of 2022 led by mortgage banking income, debit card income and brokerage and insurance commissions. The increase in mortgage banking income was driven by the change in fair value on the Company's mortgage banking products. Overall, margins on sold loans compressed during the second quarter of 2022 but a slight increase in sold volume was largely able to offset the impact.

Non-Interest Expense. Non-interest expense for the second quarter of 2022 was $26.6 million, an increase of $347,000, or 1%, over the first quarter of 2022 led by: (1) higher consulting and professional fees costs due to timing of annual director equity award grants in the second quarter and (2) higher marketing and employee travel-related costs, partially offset by (3) lower occupancy costs due to normal seasonal fluctuations for heating, utilities and ground maintenance costs during the winter months.

The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the second quarter of 2022 was 55.70% and 55.42%, respectively, compared to 56.74% and 56.47% for the first quarter of 2022, respectively.

SUMMARY OF FINANCIAL OPERATING RESULTS (Q2 2022 vs. Q2 2021)

Net income for the second quarter of 2022 decreased $3.1 million, or 17%, to $15.0 million compared to the second quarter of 2021. Earnings before income taxes, provision and SBA PPP income (non-GAAP) for the second quarter of 2022 were $21.0 million, an increase of $3.4 million, or 19%, over the second quarter of 2021.

Net interest income increased $3.0 million, or 9%, between periods led by higher average loan balances of $352.5 million, or 11%. Net interest margin increased 1 basis point between periods to 2.84% for the second quarter of 2022, while adjusted net interest margin (non-GAAP) decreased 4 basis points between the same periods.

Provision for credit losses increased $5.7 million between periods led by the change in the forecasted economic outlook between periods, as well as 13% loan growth over this 12-month period.

Non-interest income decreased $179,000, or 2%, between periods led by lower mortgage banking income of $1.1 million, but partially offset by higher service charge fees and brokerage and insurance commissions. The decrease in mortgage banking activity reflects the change in the markets between periods, highlighted by the change in interest rates. During the second quarter of 2022, the Company sold 20% of its residential mortgage loan production, compared to 40% for the same period last year. In addition, the Company's residential mortgage production volumes through the first six months of 2022 have slowed commensurate with the overall industry.

Non-interest expense increased $966,000, or 4%, between periods led by higher consulting and professional fees and data processing-related costs.

Q2 2022 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, July 26, 2022 to discuss its second quarter 2022 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (844) 200-6205
Live dial-in (international): (929) 526-1599
Participant access code:        278030
Live webcast: https://events.q4inc.com/attendee/980349533

A link to the live webcast will be available on Camden National's website under "Investor Relations" at
www.CamdenNational.bank prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.5 billion in assets and approximately 620 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 66 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past four years, Camden National Bank was named a Customer Experience (CX) Leader by Coalition Greenwich, a division of CRISIL. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business Banking. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.bank. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of the war in Ukraine, the COVID-19 pandemic and other notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possible materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Six Months Ended
(In thousands, except number of shares and per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Financial Condition Data
Investments	$1,352,882	$1,437,410	$1,415,695	$1,352,882	$1,415,695
Loans and loans held for sale	$3,727,567	$3,540,923	$3,301,056	$3,727,567	$3,301,056
Allowance for credit losses on loans	$34,244	$31,770	$32,060	$34,244	$32,060
Total assets	$5,466,496	$5,420,415	$5,152,069	$5,466,496	$5,152,069
Deposits	$4,527,061	$4,576,664	$4,294,114	$4,527,061	$4,294,114
Borrowings	$415,833	$281,999	$214,744	$415,833	$214,744
Shareholders' equity	$446,381	$482,446	$545,548	$446,381	$545,548
Operating Data
Net interest income	$36,534	$36,365	$33,529	$72,899	$65,893
Provision (credit) for credit losses	2,345	(1,075)	(3,403)	1,270	(5,359)
Non-interest income	11,141	9,825	11,320	20,966	26,535
Non-interest expense	26,556	26,209	25,590	52,765	50,489
Income before income tax expense	18,774	21,056	22,662	39,830	47,298
Income tax expense	3,748	4,261	4,519	8,009	9,415
Net income	$15,026	$16,795	$18,143	$31,821	$37,883
Key Ratios
Return on average assets	1.11%	1.26%	1.42%	1.18%	1.52%
Return on average equity	13.16%	12.96%	13.50%	13.06%	14.24%
GAAP efficiency ratio	55.70%	56.74%	57.06%	56.21%	54.63%
Net interest margin (fully-taxable equivalent)	2.84%	2.87%	2.83%	2.85%	2.85%
Non-performing assets to total assets	0.11%	0.12%	0.17%	0.11%	0.17%
Common equity ratio	8.17%	8.90%	10.59%	8.17%	10.59%
Tier 1 leverage capital ratio	9.25%	9.30%	9.48%	9.25%	9.48%
Common equity tier 1 risk-based capital ratio	12.04%	12.38%	12.94%	12.04%	12.94%
Total risk-based capital ratio	14.15%	14.51%	15.26%	14.15%	15.26%
Per Share Data
Basic earnings per share	$1.02	$1.14	$1.21	$2.16	$2.53
Diluted earnings per share	$1.02	$1.13	$1.21	$2.15	$2.52
Cash dividends declared per share	$0.40	$0.40	$0.36	$0.80	$0.72
Book value per share	$30.52	$32.72	$36.49	$30.52	$36.49
Non-GAAP Measures(1)
Earnings before income taxes and provision for credit losses	$21,119	$19,981	$19,259	$41,100	$41,939
Earnings before income taxes, provision for credit losses and SBA PPP loan income	$20,954	$18,948	$17,599	$39,902	$38,403
Tangible book value per share	$23.92	$26.16	$29.99	$23.92	$29.99
Tangible common equity ratio	6.51%	7.25%	8.87%	6.51%	8.87%
Return on average tangible equity	16.83%	16.01%	16.60%	16.38%	17.52%
Efficiency ratio	55.42%	56.47%	56.72%	55.94%	53.76%
Adjusted net interest margin (fully-taxable equivalent)	2.85%	2.84%	2.89%	2.85%	2.90%
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	June 30, 2022	December 31, 2021	June 30, 2021
ASSETS
Cash, cash equivalents and restricted cash	$76,423	$220,625	$103,733
Investments:
Trading securities	3,808	4,428	4,354
Available-for-sale securities, at fair value (amortized cost of $864,600, $1,508,981 and $1,381,864, respectively)	788,123	1,507,486	1,399,823
Held-to-maturity securities, at amortized cost (fair value of $537,538, $1,380 and $1,397, respectively)	546,520	1,291	1,294
Other investments	14,431	10,280	10,224
Total investments	1,352,882	1,523,485	1,415,695
Loans held for sale, at fair value (book value of $3,380, $5,786 and $14,887, respectively)	3,340	5,815	15,140
Loans:
Commercial real estate	1,532,914	1,495,460	1,423,897
Commercial	421,220	363,695	367,093
SBA PPP	2,509	35,953	126,064
Residential real estate	1,517,239	1,306,447	1,120,917
Consumer and home equity	250,345	229,919	247,945
Total loans	3,724,227	3,431,474	3,285,916
Less: allowance for credit losses on loans	(34,244)	(33,256)	(32,060)
Net loans	3,689,983	3,398,218	3,253,856
Goodwill and core deposit intangible assets	96,573	96,885	97,213
Other assets	247,295	255,328	266,432
Total assets	$5,466,496	$5,500,356	$5,152,069
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,228,146	$1,279,565	$1,183,403
Interest checking	1,448,408	1,351,736	1,138,273
Savings and money market	1,470,720	1,459,472	1,355,316
Certificates of deposit	296,408	309,648	334,336
Brokered deposits	83,379	208,468	282,786
Total deposits	4,527,061	4,608,889	4,294,114
Short-term borrowings	371,502	211,608	170,413
Subordinated debentures	44,331	44,331	44,331
Accrued interest and other liabilities	77,221	94,234	97,663
Total liabilities	5,020,115	4,959,062	4,606,521
Commitments and Contingencies
Shareholders’ equity
Common stock, no par value: authorized 40,000,000 shares, issued and outstanding 14,625,041, 14,739,956 and 14,951,067 shares on June 30, 2022, December 31, 2021 and June 30, 2021, respectively	116,825	123,111	132,278
Retained earnings	444,522	424,412	404,602
Accumulated other comprehensive (loss) income:
Net unrealized (loss) gain on debt securities, net of tax	(116,037)	(1,173)	14,097
Net unrealized gain (loss) on cash flow hedging derivative instruments, net of tax	3,985	(1,779)	(1,826)
Net unrecognized loss on postretirement plans, net of tax	(2,914)	(3,277)	(3,603)
Total accumulated other comprehensive (loss) income	(114,966)	(6,229)	8,668
Total shareholders’ equity	446,381	541,294	545,548
Total liabilities and shareholders’ equity	$5,466,496	$5,500,356	$5,152,069

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended			For The Six Months Ended
(In thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest Income
Interest and fees on loans	$33,121	$32,035	$30,865	$65,156	$61,425
Taxable interest on investments	5,850	5,789	4,376	11,639	8,205
Nontaxable interest on investments	770	764	763	1,534	1,491
Dividend income	106	106	102	212	207
Other interest income	183	164	160	347	326
Total interest income	40,030	38,858	36,266	78,888	71,654
Interest Expense
Interest on deposits	2,510	1,833	1,921	4,343	3,984
Interest on borrowings	454	131	176	585	332
Interest on subordinated debentures	532	529	640	1,061	1,445
Total interest expense	3,496	2,493	2,737	5,989	5,761
Net interest income	36,534	36,365	33,529	72,899	65,893
Provision (credit) for credit losses	2,345	(1,075)	(3,403)	1,270	(5,359)
Net interest income after provision (credit) for credit losses	34,189	37,440	36,932	71,629	71,252
Non-Interest Income
Debit card income	3,213	2,924	3,112	6,137	5,848
Service charges on deposit accounts	1,931	1,833	1,517	3,764	3,056
Income from fiduciary services	1,681	1,631	1,707	3,312	3,233
Mortgage banking income, net	1,517	1,034	2,598	2,551	9,707
Brokerage and insurance commissions	1,272	994	939	2,266	1,892
Bank-owned life insurance	569	576	591	1,145	1,185
Net loss on sale of securities	(9)	—	—	(9)	—
Other income	967	833	856	1,800	1,614
Total non-interest income	11,141	9,825	11,320	20,966	26,535
Non-Interest Expense
Salaries and employee benefits	15,402	15,506	15,318	30,908	29,840
Furniture, equipment and data processing	3,202	3,132	2,947	6,334	5,974
Net occupancy costs	1,806	2,144	1,805	3,950	3,756
Consulting and professional fees	1,293	1,007	997	2,300	1,860
Debit card expense	1,134	1,066	1,074	2,200	2,060
Regulatory assessments	515	655	487	1,170	990
Amortization of core deposit intangible assets	157	156	164	313	328
Other real estate owned and collection costs (recoveries), net	38	(85)	(25)	(47)	(216)
Other expenses	3,009	2,628	2,823	5,637	5,897
Total non-interest expense	26,556	26,209	25,590	52,765	50,489
Income before income tax expense	18,774	21,056	22,662	39,830	47,298
Income Tax Expense	3,748	4,261	4,519	8,009	9,415
Net Income	$15,026	$16,795	$18,143	$31,821	$37,883
Per Share Data
Basic earnings per share	$1.02	$1.14	$1.21	$2.16	$2.53
Diluted earnings per share	$1.02	$1.13	$1.21	$2.15	$2.52

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$51,018	$100,002	$235,676	0.43%	0.13%	0.09%
Investments - taxable	1,366,612	1,409,567	1,129,682	1.78%	1.71%	1.62%
Investments - nontaxable(1)	112,954	115,021	114,811	3.45%	3.36%	3.36%
Loans(2):
Commercial real estate	1,500,284	1,489,304	1,407,374	3.73%	3.64%	3.60%
Commercial(1)	399,240	372,910	329,875	3.64%	3.54%	3.98%
SBA PPP	4,696	21,687	158,258	13.88%	19.05%	4.15%
Municipal(1)	18,633	15,221	26,137	3.13%	3.46%	3.26%
Residential real estate	1,457,639	1,347,427	1,093,502	3.42%	3.46%	3.77%
Consumer and home equity	240,967	226,731	253,825	4.26%	4.26%	4.17%
Total loans	3,621,459	3,473,280	3,268,971	3.64%	3.70%	3.76%
Total interest-earning assets	5,152,043	5,097,870	4,749,140	3.11%	3.07%	3.06%
Other assets	259,592	323,233	381,677
Total assets	$5,411,635	$5,421,103	$5,130,817

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,199,678	$1,199,456	$970,446	—%	—%	—%
Interest checking	1,426,335	1,414,704	1,311,400	0.32%	0.19%	0.18%
Savings	751,274	750,899	659,892	0.04%	0.04%	0.04%
Money market	707,176	710,256	703,780	0.42%	0.30%	0.29%
Certificates of deposit	298,335	304,720	338,595	0.44%	0.45%	0.53%
Total deposits	4,382,798	4,380,035	3,984,113	0.21%	0.15%	0.16%
Borrowings:
Brokered deposits	145,735	176,399	284,194	0.59%	0.55%	0.44%
Customer repurchase agreements	223,212	208,147	184,663	0.40%	0.25%	0.38%
Subordinated debentures	44,331	44,331	46,639	4.81%	4.84%	5.50%
Other borrowings	85,917	1,613	—	1.07%	0.39%	—%
Total borrowings	499,195	430,490	515,496	0.97%	0.85%	0.88%
Total funding liabilities	4,881,993	4,810,525	4,499,609	0.29%	0.21%	0.24%
Other liabilities	71,838	85,140	92,261
Shareholders' equity	457,804	525,438	538,947
Total liabilities & shareholders' equity	$5,411,635	$5,421,103	$5,130,817
Net interest rate spread (fully-taxable equivalent)				2.82%	2.86%	2.82%
Net interest margin (fully-taxable equivalent)				2.84%	2.87%	2.83%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.85%	2.84%	2.89%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For The Six Months Ended		For The Six Months Ended
(Dollars in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$75,375	$223,329	0.23%	0.09%
Investments - taxable	1,387,971	1,038,575	1.74%	1.66%
Investments - nontaxable(1)	113,982	116,630	3.41%	3.24%
Loans(2):
Commercial real estate	1,494,824	1,395,152	3.69%	3.59%
Commercial(1)	386,147	337,897	3.59%	3.92%
SBA PPP	13,145	156,588	18.12%	4.49%
Municipal(1)	16,937	25,141	3.28%	3.29%
Residential real estate	1,402,838	1,088,330	3.44%	3.75%
Consumer and home equity	233,888	261,227	4.26%	4.17%
Total loans	3,547,779	3,264,335	3.67%	3.76%
Total interest-earning assets	5,125,107	4,642,869	3.09%	3.10%
Other assets	291,236	391,768
Total assets	$5,416,343	$5,034,637

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,199,567	$894,460	—%	—%
Interest checking	1,420,552	1,300,516	0.26%	0.19%
Savings	751,087	643,333	0.04%	0.04%
Money market	708,708	694,455	0.36%	0.30%
Certificates of deposit	301,510	345,039	0.44%	0.58%
Total deposits	4,381,424	3,877,803	0.18%	0.17%
Borrowings:
Brokered deposits	160,982	284,406	0.57%	0.44%
Customer repurchase agreements	215,721	175,245	0.33%	0.34%
Subordinated debentures	44,331	52,950	4.83%	5.50%
Other borrowings	43,998	7,182	1.06%	0.99%
Total borrowings	465,032	519,783	0.91%	0.93%
Total funding liabilities	4,846,456	4,397,586	0.25%	0.26%
Other liabilities	78,453	100,740
Shareholders' equity	491,434	536,311
Total liabilities & shareholders' equity	$5,416,343	$5,034,637
Net interest rate spread (fully-taxable equivalent)			2.84%	2.84%
Net interest margin (fully-taxable equivalent)			2.85%	2.85%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.85%	2.90%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Six Months Ended June 30, 2022	At or For The Three Months Ended March 31, 2022	At or For The Year Ended December 31, 2021	At or For The Nine Months Ended September 30, 2021	At or For The Six Months Ended June 30, 2021
Non-accrual loans:
Residential real estate	$1,831	$2,052	$2,107	$2,576	$2,725
Commercial real estate	182	183	184	207	222
Commercial	723	1,045	829	860	1,511
Consumer and home equity	769	1,172	1,207	1,429	1,424
Total non-accrual loans	3,505	4,452	4,327	5,072	5,882
Accruing troubled-debt restructured loans not included above	2,316	2,303	2,392	2,564	2,519
Total non-performing loans	5,821	6,755	6,719	7,636	8,401
Other real estate owned	—	—	165	165	165
Total non-performing assets	$5,821	$6,755	$6,884	$7,801	$8,566
Loans 30-89 days past due:
Residential real estate	$918	$575	$400	$1,195	$303
Commercial real estate	258	91	47	—	99
Commercial	422	169	552	557	183
Consumer and home equity	577	466	509	386	214
Total loans 30-89 days past due	$2,175	$1,301	$1,508	$2,138	$799
ACL on loans at the beginning of the period	$33,256	$33,256	$37,865	$37,865	$37,865
Provision (credit) for loan losses	1,275	(1,236)	(3,817)	(5,037)	(5,306)
Charge-offs:
Residential real estate	16	—	92	92	88
Commercial real estate	—	—	—	—	—
Commercial	561	245	799	503	406
Consumer and home equity	84	67	273	233	213
Total charge-offs	661	312	1,164	828	707
Total recoveries	(374)	(62)	(372)	(272)	(208)
Net charge-offs	287	250	792	556	499
ACL on loans at the end of the period	$34,244	$31,770	$33,256	$32,272	$32,060
Components of ACL:
ACL on loans	$34,244	$31,770	$33,256	$32,272	$32,060
ACL on off-balance sheet credit exposures(1)	3,190	3,356	3,195	3,185	2,515
ACL, end of period	$37,434	$35,126	$36,451	$35,457	$34,575
Ratios:
Non-performing loans to total loans	0.16%	0.19%	0.20%	0.23%	0.26%
Non-performing assets to total assets	0.11%	0.12%	0.13%	0.14%	0.17%
ACL on loans to total loans	0.92%	0.90%	0.97%	0.97%	0.98%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.00%	0.03%	0.03%	0.01%	0.03%
Year-to-date	0.02%	0.03%	0.02%	0.02%	0.03%
ACL on loans to non-performing loans	588.28%	470.32%	494.95%	422.63%	381.62%
Loans 30-89 days past due to total loans	0.06%	0.04%	0.04%	0.06%	0.02%
(1)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income, as presented	$15,026	$16,795	$18,143	$31,821	$37,883
Add: amortization of core deposit intangible assets, net of tax(1)	124	123	130	247	259
Net income, adjusted for amortization of core deposit intangible assets	$15,150	$16,918	$18,273	$32,068	$38,142
Average equity, as presented	$457,804	$525,438	$538,947	$491,434	$536,311
Less: average goodwill and core deposit intangible assets	(96,648)	(96,815)	(97,292)	(96,731)	(97,377)
Average tangible equity	$361,156	$428,623	$441,655	$394,703	$438,934
Return on average equity	13.16%	12.96%	13.50%	13.06%	14.24%
Return on average tangible equity	16.83%	16.01%	16.60%	16.38%	17.52%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Non-interest expense, as presented	$26,556	$26,209	$25,590	$52,765	$50,489
Less: prepayment penalty on borrowings	—	—	—	—	(514)
Adjusted non-interest expense	$26,556	$26,209	$25,590	$52,765	$49,975
Net interest income, as presented	$36,534	$36,365	$33,529	$72,899	$65,893
Add: effect of tax-exempt income(1)	231	226	265	458	536
Non-interest income, as presented	11,141	9,825	11,320	20,966	26,535
Add: net loss on sale of securities	9	—	—	9	—
Adjusted net interest income plus non-interest income	$47,915	$46,416	$45,114	$94,332	$92,964
GAAP efficiency ratio	55.70%	56.74%	57.06%	56.21%	54.63%
Non-GAAP efficiency ratio	55.42%	56.47%	56.72%	55.94%	53.76%
(1) Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income, as presented	$15,026	$16,795	$18,143	$31,821	$37,883
Add: provision (credit) for credit losses	2,345	(1,075)	(3,403)	1,270	(5,359)
Add: income tax expense	3,748	4,261	4,519	8,009	9,415
Earnings before income taxes and provision for credit losses	21,119	19,981	19,259	41,100	41,939
Less: SBA PPP loan income	(165)	(1,033)	(1,660)	(1,198)	(3,536)
Earnings before income taxes and provision (credit) for credit losses and SBA PPP loan income	$20,954	$18,948	$17,599	$39,902	$38,403

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Yield on interest-earning assets, as presented	3.11%	3.07%	3.06%	3.09%	3.10%
Add: effect of excess liquidity on yield on interest-earning assets	0.02%	0.04%	0.12%	0.03%	0.11%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.01)%	(0.07)%	(0.04)%	(0.04)%	(0.05)%
Adjusted yield on interest-earning assets	3.12%	3.04%	3.14%	3.08%	3.16%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net interest margin (fully-taxable equivalent), as presented	2.84%	2.87%	2.83%	2.85%	2.85%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.02%	0.04%	0.11%	0.03%	0.10%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.01)%	(0.07)%	(0.05)%	(0.03)%	(0.05)%
Adjusted net interest margin (fully-taxable equivalent)	2.85%	2.84%	2.89%	2.85%	2.90%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	June 30, 2022	March 31, 2022	June 30, 2021
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$446,381	$482,446	$545,548
Less: goodwill and other intangible assets	(96,573)	(96,729)	(97,213)
Tangible shareholders' equity	$349,808	$385,717	$448,335
Shares outstanding at period end	14,625,041	14,746,410	14,951,067
Book value per share	$30.52	$32.72	$36.49
Tangible book value per share	$23.92	$26.16	$29.99
Tangible Common Equity Ratio:
Total assets	$5,466,496	$5,420,415	$5,152,069
Less: goodwill and other intangible assets	(96,573)	(96,729)	(97,213)
Tangible assets	$5,369,923	$5,323,686	$5,054,856
Common equity ratio	8.17%	8.90%	10.59%
Tangible common equity ratio	6.51%	7.25%	8.87%

Core Deposits:
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Total deposits	$4,527,061	$4,576,664	$4,294,114
Less: certificates of deposit	(296,408)	(299,865)	(334,336)
Less: brokered deposits	(83,379)	(161,302)	(282,786)
Core deposits	$4,147,274	$4,115,497	$3,676,992

Average Core Deposits:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total average deposits	$4,382,798	$4,380,035	$3,984,113	$4,381,424	$3,877,803
Less: average certificates of deposit	(298,335)	(304,720)	(338,595)	(301,510)	(345,039)
Average core deposits	$4,084,463	$4,075,315	$3,645,518	$4,079,914	$3,532,764

Total loans, excluding SBA PPP loans:
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Total loans, as presented	$3,724,227	$3,534,218	$3,285,916
Less: SBA PPP loans	(2,509)	(6,311)	(126,064)
Total loans, excluding SBA PPP loans	$3,721,718	$3,527,907	$3,159,852